UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11 or § 240.14a-12

InterDigital Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

IMPORTANT REMINDER

ANNUAL MEETING OF SHAREHOLDERS

JUNE 4, 2003

Dear Shareholder:

We recently mailed to you proxy materials for the upcoming 2003 Annual Meeting of Shareholders to be held on Wednesday, June 4, 2003. Our records indicate that we have not received your voting instructions. Regardless of the number of shares you own, it is important that your shares are represented at the Annual Meeting.

As a shareholder of InterDigital Communications Corporation (the “Company”), you are requested to consider and vote on important proposals at this Annual Meeting. For reasons set forth in the proxy materials previously delivered to you, the Board of Directors recommends that shareholders vote FOR the adoption of all proposals. In particular, with regard to Proposal No. 2, the Board of Directors believes that approval of the proposed amendment to the Company’s 2000 Stock Award and Incentive Plan is essential to maintain the flexibility the Company needs to keep pace with its competitors and effectively recruit, motivate, and retain the caliber of employees necessary for achievement of the Company’s success.

For your convenience, a duplicate proxy card and a return envelope are enclosed for your use. Please take a moment to sign, date, and mail the enclosed duplicate proxy card promptly. If noted on your duplicate proxy card, you may also vote electronically through the Internet or by telephone. It is not necessary to return your proxy card by mail if you are voting by Internet or telephone or intend to vote in person at the Annual Meeting.

Thank you for your cooperation. If you have any questions about how to vote or the proposals to be voted on, please contact the Company’s proxy solicitor, W.F. Doring & Co., toll free at 1-888-330-5111. If you previously mailed your proxy card or voted by Internet or telephone, please disregard this notice and accept our thanks.

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE TODAY.

Encl.